Exhibit 99.1

Contact: Emily Caine Phone: 314-369-4855 Email: emily.caine@fleishman.com

Emerson Names Jamie Froedge Leader of

Commercial & Residential Solutions Business

ST. LOUIS (August 26, 2020) – Emerson (NYSE: EMR) announced today that James (Jamie) Froedge has been named executive president of its Commercial & Residential Solutions business. Froedge, who most recently served as president of Asia Pacific within the company’s Automation Solutions business, will join Emerson’s Office of the Chief Executive. He replaces Robert T. Sharp, who served in the role for four years.

Froedge joined Emerson in 2006 as vice president of marquee accounts in the Network Power business, having previously served in similar global leadership roles with both IBM and Hitachi. He moved to acquisitions planning in 2012 and was appointed vice president of acquisitions planning & development the following year. In this role, he worked closely with Emerson Chairman and CEO David N. Farr, the Office of the Chief Executive and Board of Directors in 2015 and 2016 to help transform the company’s portfolio through strategic acquisitions and divestitures.

In 2016, Froedge was named president of process systems and solutions within Emerson’s Automation Solutions business, where he helped drive multiple solutions to market, enhancing the company’s leadership in core markets and accelerating growth in the emerging digital transformation space. He accepted the role to lead Automation Solutions in Asia Pacific and relocated to Singapore in 2018.

“Jamie brings extensive global leadership experience as well as strong customer insights and focus to this role,” Farr said. “From working closely with the board to overseeing one of our most vital regions, Jamie has an innate ability to lead teams to success. He will continue driving our role as a steward to help customers successfully navigate complex and shifting regulatory challenges in pursuit of achieving key sustainability goals.”

The Commercial & Residential Solutions business has 27,000 employees around the globe and expected 2020 revenue of $5.5 billion. The platform has a deep legacy in heating and air conditioning, refrigeration and compressors, monitoring systems and facility controls, food waste solutions, professional tools and commercial building solutions. The business serves critical industries, including energy and utilities, commercial buildings and construction, food service and hospitality, professional tools, facility management and maintenance, residential construction, food retail and transportation.

Froedge graduated with a bachelor’s degree in corporate and organizational communication and a master’s degree in communication from Western Kentucky University. He holds a master’s degree in business administration from the University of Chicago Booth School of Business.

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About Emerson

Emerson (NYSE: EMR), headquartered in St. Louis, Missouri (USA), is a global technology and engineering company providing innovative solutions for customers in industrial, commercial and residential markets. Our Automation Solutions business helps process, hybrid and discrete manufacturers maximize production, protect personnel and the environment while optimizing their energy and operating costs. Our Commercial & Residential Solutions business helps ensure human comfort and health, protect food quality and safety, advance energy efficiency and create sustainable infrastructure. For more information visit Emerson.com.

Forward-Looking and Cautionary Statements

Statements in this press release that are not strictly historical may be “forward-looking” statements, which involve risks and uncertainties, and Emerson undertakes no obligation to update any such statements to reflect later developments. These risks and uncertainties include the scope, duration and ultimate impact of the COVID-19 pandemic as well as economic and currency conditions, market demand, including related to the pandemic and oil and gas price declines and volatility, pricing, protection of intellectual property, cybersecurity, tariffs, competitive and technological factors, among others, as set forth in the Company’s most recent Annual Report on Form 10-K and subsequent reports filed with the SEC.